Exhibit 23.4

INDEPENDENT AUDITORS’ CONSENT

We consent to the use in this Registration Statement of Engility Holdings, Inc. and New East Holdings, Inc. on Form S-4 of our report dated April 8, 2014 related to the consolidated financial statements of TASC Parent Corporation as of December 31, 2013 and 2012 and for the three years in the period ended December 31, 2013, appearing in the joint proxy/consent solicitation statement/prospectus, which is part of this Registration Statement, and to the reference to us under the heading “Experts” in such joint proxy/consent solicitation statement/prospectus.

/s/ DELOITTE & TOUCHE LLP

November 19, 2014